Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2011, except for Note 22, which is as of April 21, 2011, relating to the consolidated financial statements of Phoenix New Media Limited (the “Company”), which appears in the Company’s Registration Statement on Form F-1 (File No. 333-173666) originally filed with the Securities and Exchange Commission (the “SEC”) on April 21, 2011 and the Company’s final prospectus for the Company’s initial public offering filed with the SEC pursuant to Rule 424(b) under the Securities Act on May 12, 2011. We also consent to the references to us under the headings “Experts” in such Registration Statement and final prospectus.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company
PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Beijing, the People’s Republic of China November 8, 2011